BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000




                                                                       Exhibit 5

                                 (212) 856-7000


                                 (212) 339-9150



                                October 22, 1997




Alyn Corporation
16761 Hale Avenue
Irvine, CA 92606


            Re:      Alyn Corporation
                     Registration of the 1996 Stock Incentive Plan on Form S-8
                     ---------------------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for Alyn Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 (the "S-8 Registration Statement"), pursuant to which the Company proposes to offer and sell up to an aggregate of 1,000,000 shares ("Option Shares") of its Common Stock, par value $0.01 per share ("Common Stock"). You have requested that we furnish our opinion as to the matters hereinafter set forth.

                  In this connection we have examined a copy of (i) the Restated Certificate of Incorporation of the Company; (ii) the By-Laws of the Company;
(iii) the minute books of the Company, including the resolutions of the Board of Directors of the Company (the "Board"), dated July 15, 1996, reserving the Option Shares; (iv) the 1996 Stock Incentive Plan (the "Plan"); and (v) the S-8 Registration Statement.



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                                                                               2
Alyn Corporation                                               October 22, 1997

                  In rendering the opinion herein expressed we have assumed the genuineness of all signatures, the authenticity of all original documents, instruments and certificates examined by us, the conformity with the original documents, instruments and certificates of all copies of documents, instruments and certificates examined by us and the legal capacity to sign of all individuals executing documents. We have relied upon the written representations of the Company as to the accuracy and completeness of (1) the By-Laws of the Company; (2) the Plan; (3) the S-8 Registration Statement; and (4) the minute books of the Company. We also have relied upon the written representations of the Company that (1) the resolutions of the Board, dated July 15, 1996, reserving the Option Shares and (2) the By-Laws of the Company have not been amended or revoked.

                  We are not admitted to the practice of law in any jurisdiction but the State of New York, and we do not express any opinion as to the laws of other states or jurisdictions other than the laws of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinion expressed herein under conflicts of law principles, rules and regulations or otherwise.

                  Based upon and subject to the foregoing, we are of the opinion that all of the Option Shares have been duly authorized for issuance and when
(i) the S-8 Registration Statement shall have become effective, (ii) the Option Shares shall have been issued in the proposed form, and (iii) the Option Shares shall have been issued and delivered against payment therefor as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.


                                                           Very truly yours,


                                                          /s/ BATTLE FOWLER LLP

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